Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the

Quarter Ended June 30, 2014

– Quarterly Core Earnings of $0.51 per Diluted Common Share, 21% Increase Over Prior Year Period –

– Completes $1.8 Billion of New Investments since April 1, 2014 –

– LNR Ranks #1 in New Issue Special Servicing Assignments for First Half of 2014 –

– Declares Dividend of $0.48 per Share for the Third Quarter of 2014 –

GREENWICH, Conn., August 6, 2014 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended June 30, 2014.  The Company’s Core Earnings, a Non-GAAP financial measure, were $115.2 million, or $0.51 per diluted share, for the second quarter of 2014, compared to $69.0 million, or $0.42 per diluted share, for the second quarter of 2013. Excluding LNR, which was not included in Core Earnings for a full quarter in 2013 due to the acquisition on April 19, 2013, and our single family residential segment, which was spun off in January 2014, the Company’s real estate finance business (the “Lending Segment”) realized a 48% increase in Core Earnings per diluted share during the second quarter of 2014 compared to the second quarter of 2013.

GAAP net income attributable to the Company for the second quarter of 2014 was $117.9 million, or $0.52 per diluted share, compared to $60.5 million, or $0.37 per diluted share, for the second quarter of 2013.

“With year-to-date lending activity exceeding $3.4 billion, we continue to grow our loan portfolio in a competitive marketplace while remaining vigilant about the credit quality of our investments (our loan-to-value remains below 66%) and prudent in our use of leverage, a combination we believe has and will continue to produce very attractive long term risk adjusted returns,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust. “LNR also remains highly active in the CMBS and special servicing space, as evidenced by both its rank as the leader in special servicer market share for the first half of the year and its deployment of $754.7 million of capital since the beginning of the year through its multiple lines of business, including $573.6 million of conduit loan originations. Our special servicing business provides unique visibility into the commercial real estate credit markets, providing critical information for making intelligent investment decisions across our Company.”

Mr. Sternlicht continued, “The power of our diversified, scalable and well-capitalized finance platform allows Starwood Property Trust to source unique investment opportunities globally. We remain highly selective in our underwriting while maintaining our creative approach to structuring investments to align both borrower and lender needs. Our growing level of capital deployment and ability to generate consistent and attractive returns in today’s low interest rate environment will continue to create value for our shareholders.”

Highlights for the Second Quarter 2014 by Business Segment

The Company operates in two reportable segments: Real Estate Investment Lending and LNR.  The Single-Family Residential segment was spun off to the Company’s shareholders on January 31, 2014, and as such, the results of this segment prior to spinoff are included in the year-to-date numbers presented herein.

Real Estate Investment Lending Segment

The Lending Segment represents the Company’s commercial real estate finance business.  During the second quarter of 2014, the Lending Segment contributed GAAP and Core Earnings of $65.4 million and $76.2 million, respectively, which is nearly twice the GAAP and Core Earnings of $33.7 million and $38.2 million, respectively, from the second quarter of 2013.

Originations during the quarter totaled $0.6 billion, with an additional $1.1 billion of loans closed or committed to subsequent to quarter end.  Of these investments, 99.8% are comprised of LIBOR-based floating rate loans, as is approximately 87.8% of the Lending Segment’s pipeline.  The Company should benefit from a rising rate environment as it continues to pursue its strategy of financing floating rate investments with floating rate debt and fixed rate investments with either fixed rate debt or floating rate debt hedged by interest swaps.  As of June 30, 2014, the Company estimates that a 100 basis point increase in LIBOR would result in an increase to income of $14.0 million.

As of June 30, 2014, 77% of the Lending Segment’s loan portfolio is indexed to LIBOR, 86% of which benefits from having a LIBOR floor at an average rate of 0.36%.  The Lending Segment’s fixed rate portfolio carries a weighted average coupon of 8.6%.

The carrying value of the Lending Segment’s total investment portfolio was $5.8 billion as of June 30, 2014, of which $5.4 billion represents its target portfolio, which is anticipated to generate a leveraged return of 10.2% to 10.8%.  The Company’s average LTV is currently 65.2%, reflecting a margin of safety in the loan portfolio.

The $0.6 billion of new investments during the quarter included the following significant transactions:

•                  Originated a $152.0 million first mortgage and mezzanine financing for the acquisition of a Class A office campus in Pleasanton, California, in San Francisco’s East Bay.

•                  Originated a $120.0 million first mortgage and mezzanine refinancing of existing first mortgage, senior mezzanine and junior mezzanine loans on a six property office portfolio located in Rosslyn, Virginia.  The Company was the original lender on the $49.8 million junior mezzanine loan.

•                  Originated a $69.6 million first mortgage and mezzanine financing for the acquisition of a Class A office building in Parsippany, New Jersey.

•                  Originated a $62.2 million first mortgage financing for the acquisition of a 953-key, full service hotel in the Mission Valley submarket of San Diego, California.

•                  Originated a $59.7 million first mortgage and mezzanine financing for the acquisition of a seven property office portfolio in Minneapolis/St. Paul, Minnesota.

•                  Originated a $58.0 million first mortgage financing for the acquisition of a Class A office building in San Francisco, California.

The following is a summary of the Lending Segment’s investments as of June 30, 2014:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$3,309	$3,253	$1,492	$1,761	6.4%	8.9%	9.9%
Subordinated mortgages held for investment	388	355	2	353	11.4%	11.4%	11.4%
Mezzanine loans held for investment	1,282	1,273	42	1,231	11.3%	11.6%	11.8%
Preferred equity investments held to maturity	288	286	—	286	9.8%	9.8%	9.8%
CMBS (5)	187	200	58	142	9.3%	12.2%	12.2%
Target portfolio of Lending Segment	$5,454	$5,367	$1,594	$3,773	8.2%	10.2%	10.8%
RMBS available-for-sale at fair value	312	231	121	110	10.6%
Loans transferred as secured borrowings or held-for-sale	152	152	143	9
Equity security	15	16	—	16
Investment in unconsolidated entities	53	53	—	53
Total investments	$5,986	$5,819	$1,858	$3,961

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         Leveraged returns for core investments as of June 30, 2014 are the compounded effective rate of return earned over the life of the investment, determined after the effects of existing and projected leverage and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. Leveraged returns are based upon management’s assumptions, which the Company believes are reasonable.  Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at June 30, 2014 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal leveraged return is calculated in the same manner as the leveraged return except (i) the assumed financing on any investments that are less than fully leveraged as of June 30, 2014 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender and (ii) the full syndication of first mortgages is assumed when syndication is deemed probable.

(5)         Consists of available-for-sale and held-to-maturity CMBS with carrying values of $116 million and $84 million, respectively.

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of June 30, 2014:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	39.9%	28.0%	10.9%
Ending LTV	64.3%	67.3%	67.0%	65.2%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost including costs of acquisition of the property is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and first mortgages held for sale.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

LNR Segment

For the second quarter of 2014, the LNR Segment contributed GAAP and Core Earnings of $52.5 million and $39.0 million, or $0.23 and $0.17 per diluted share, respectively, each after (i) an income tax provision of $3.8 million and (ii) $9.8 million in shared cost allocations of management fees and corporate interest expense.  These results reflect GAAP and Core Earnings increases of 60% and 9%, respectively, from the second quarter of 2013.

At June 30, 2014, the carrying amount of the LNR Segment’s principal assets, consisting mainly of CMBS, servicing intangibles and conduit loans, was $1.1 billion and is summarized below:

LNR Investments as of June 30, 2014

(Amounts in millions)

Investment	Face Amount	Carry Value	Asset Specific Financing	Net Investment
CMBS	$4,049	$638	$—	$638
Special servicing intangibles	N/A	225	—	225
Conduit loans	145	145	95	50
Loans held-for-investment	8	4	—	4
Investment in unconsolidated entities	N/A	69	—	69
Total investments	$4,202	$1,081	$95	$986

Significant activity during the second quarter with respect to these assets includes:

•                  CMBS purchases of $107.1 million, including new issue B-piece purchases of $97.0 million.

•                  Realized and unrealized gains in the CMBS portfolio of $4.5 million and $11.8 million, respectively.

•                  Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $12.8 million, resulting from the continued amortization of this deteriorating asset, net of increases in fair value due to the attainment of new servicing contracts.

•                  As of June 30, 2014, LNR was named special servicer on $15.6 billion of loans and real estate owned (“REO”), which continues to exceed the Company’s underwriting expectations at the time of the LNR acquisition.

•                  The conduit loan business, along with the impact of associated hedging, continued its strong performance in the quarter, with net securitization profits of $9.6 million and $10.3 million on a GAAP and Core basis, respectively.

Financing Activities

As of June 30, 2014, the Company had an aggregate outstanding balance of $3.6 billion and a maximum borrowing capacity of $4.4 billion, under its eleven financing facilities and two convertible senior notes. The Company continues to take a very conservative view of overall leverage, with a debt-to-equity ratio of 0.9x as of June 30, 2014.

During the second quarter, the Company:

•                  Sold 25.3 million shares of common stock for gross proceeds of $564.7 million.

•                  Amended one of its repurchase facilities to increase borrowings by $42.7 million and extend the maturity date for loan collateral to May 2019, including extension options.

Subsequent to quarter end, in July 2014, the Company amended one of its revolving repurchase facilities to (i) upsize available borrowings from $225.0 million to $325.0 million and (ii) reduce pricing by 25 to 50 basis points depending on the applicable collateral type. In August 2014, the Company also entered into a new $250.0 million warehouse line to finance its more transitional assets.

Book Value and Fair Value Per Share, Net of Minority Interest

The fair value of the Company’s net assets at June 30, 2014 was approximately $17.20 per fully diluted share, assuming debt is valued at its par settlement amount, up from $16.39 at March 31, 2014. On a fully diluted basis, the Company’s GAAP book value at June 30, 2014 was $16.59 per share, up from $15.85 at March 31, 2014. These amounts reflect share dilution during the quarter of 4.1 million shares resulting from the Company’s convertible notes being in-the-money by $97 million.

Investment Related Activity Subsequent to June 30, 2014

Subsequent to quarter end, the Lending Segment originated the following:

•                  $480.0 million first mortgage and mezzanine financing for the construction of a 54-story Class A+ office and luxury condominium tower in San Francisco, California.

•                  $262.8 million first mortgage financing for 196 acres of oceanfront land in Orange County, California for construction of single-family homes.

•                  €58.0 million participation in a €99.0 million first mortgage financing to refinance and redevelop a 239 key, full service hotel in Amsterdam, Netherlands.

•                  $103.3 million first mortgage and mezzanine financing to refinance and develop an addition to a 149 key, full service boutique hotel in Boston, Massachusetts.

•                  $80.0 million first mortgage and mezzanine refinancing of a 357 key, 42-story hotel in Miami, Florida.

•                  $66.5 million first mortgage and mezzanine financing for the acquisition and renovation of a 285 key historical hotel in Los Angeles, California.

Investment Capacity

As of August 1, 2014, the Company had approximately $250.9 million of available cash and equivalents, approximately $89.4 million of net equity invested in RMBS that are classified as available-for-sale, $18.0 million of approved but undrawn capacity under existing financing facilities and $474.0 million of unallocated warehouse capacity. In addition, the Company expects to receive $545.2 million during the third quarter from loan maturities, prepayments, sales and participations. These liquidity sources provide the Company with the capacity to acquire or originate up to $1.2 billion of new investments. The Company also continues to evaluate the sale of certain securities from its $638.1 million CMBS portfolio that no longer meet its return requirements.

Dividend

On August 6, 2014, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending September 30, 2014. The dividend is payable on October 15, 2014 to common shareholders of record as of September 30, 2014.

2014 Guidance

For 2014, the Company is reaffirming its Core Earnings guidance in the range of $2.00 to $2.20 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the LNR TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, August 6, 2014 at 9:00 a.m. Eastern Time to discuss second quarter financial results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-713-4486

International:  1-913-312-1484

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  5930296

The playback can be accessed through August 20, 2014.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, and other commercial real estate-related debt investments. The Company, through its 2013 acquisition of LNR Property LLC (“LNR”), now also operates as a special servicer in the United States and as a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. The Company may also invest in residential mortgage-backed securities, residential mortgage loans, distressed or non-performing commercial loans, commercial properties subject to net leases and commercial real estate owned. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the three months ended June 30, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$102,892	$2,563	$105,455	$—	$105,455
Interest income from investment securities	15,178	30,081	45,259	(17,639)	27,620
Servicing fees	153	57,834	57,987	(25,306)	32,681
Other revenues	108	5,236	5,344	(350)	4,994
Total revenues	118,331	95,714	214,045	(43,295)	170,750
Costs and expenses:
Management fees	20,423	4,622	25,045	40	25,085
Interest expense	31,557	6,138	37,695	—	37,695
General and administrative	7,921	34,992	42,913	181	43,094
Acquisition and investment pursuit costs	523	248	771	—	771
Depreciation and amortization	—	5,154	5,154	—	5,154
Loan loss allowance	(139)	—	(139)	—	(139)
Other expense	66	5,960	6,026	—	6,026
Total costs and expenses	60,351	57,114	117,465	221	117,686
Income before other income, income taxes and non-controlling interests	57,980	38,600	96,580	(43,516)	53,064
Other income:
Income of consolidated VIEs, net	—	—	—	47,028	47,028
Change in fair value of servicing rights	—	(12,804)	(12,804)	7,281	(5,523)
Change in fair value of investment securities, net	861	16,294	17,155	(12,196)	4,959
Change in fair value of mortgage loans held-for-sale, net	—	11,608	11,608	—	11,608
Earnings from unconsolidated entities	3,432	5,219	8,651	912	9,563
Gain on sale of investments, net	10,078	—	10,078	—	10,078
Loss on derivative financial instruments, net	(7,610)	(2,180)	(9,790)	—	(9,790)
Foreign currency gain (loss), net	4,082	(305)	3,777	—	3,777
Other-than-temporary-impairment, net	—	(797)	(797)	—	(797)
Other income, net	35	657	692	—	692
Total other income	10,878	17,692	28,570	43,025	71,595
Income from continuing operations before income taxes	68,858	56,292	125,150	(491)	124,659
Income tax provision	(443)	(3,834)	(4,277)	—	(4,277)
Income from continuing operations	68,415	52,458	120,873	(491)	120,382
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income	68,415	52,458	120,873	(491)	120,382
Net income attributable to non-controlling interests	(3,005)	—	(3,005)	491	(2,514)
Net income attributable to Starwood Property Trust, Inc.	$65,410	$52,458	$117,868	$—	$117,868

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended June 30, 2014

(Amounts in thousands except per share data)

	Real Estate Investment Lending	LNR	Total
Net income attributable to Starwood Property Trust, Inc.	$65,410	$52,458	$117,868
Add / (Deduct):
Non-cash equity compensation expense	7,524	—	7,524
Management incentive fee	2,674	1,373	4,047
Depreciation and amortization	—	788	788
Loan loss allowance	(139)	—	(139)
Interest income adjustment for securities	(948)	396	(552)
Other non-cash items	—	250	250
(Gains) / losses on:
Loans held-for-sale	—	(512)	(512)
Securities	(690)	(16,577)	(17,267)
Derivatives	(2,622)	1,362	(1,260)
Foreign currency	5,017	—	5,017
Earnings from unconsolidated entities	—	(522)	(522)
Core Earnings	$76,226	$39,016	$115,242
Core Earnings per Weighted Average Diluted Share	$0.34	$0.17	$0.51

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the six months ended June 30, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Single Family Residential	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$204,979	$5,386	$—	$210,365	$—	$210,365
Interest income from investment securities	33,467	53,089	—	86,556	(29,482)	57,074
Servicing fees	190	114,019	—	114,209	(47,317)	66,892
Other revenues	188	8,833	—	9,021	(623)	8,398
Total revenues	238,824	181,327	—	420,151	(77,422)	342,729
Costs and expenses:
Management fees	41,778	10,259	791	52,828	78	52,906
Interest expense	62,811	11,624	1,091	75,526	—	75,526
General and administrative	15,066	73,762	—	88,828	367	89,195
Acquisition and investment pursuit costs	735	430	—	1,165	—	1,165
Depreciation and amortization	—	9,790	—	9,790	—	9,790
Loan loss allowance	358	—	—	358	—	358
Other expense	52	7,663	—	7,715	—	7,715
Total costs and expenses	120,800	113,528	1,882	236,210	445	236,655
Income before other income, income taxes and non-controlling interests	118,024	67,799	(1,882)	183,941	(77,867)	106,074
Other income:
Income of consolidated VIEs, net	—	—	—	—	103,032	103,032
Change in fair value of servicing rights	—	(24,979)	—	(24,979)	14,205	(10,774)
Change in fair value of investment securities, net	705	53,246	—	53,951	(40,631)	13,320
Change in fair value of mortgage loans held-for-sale, net	—	32,501	—	32,501	—	32,501
Earnings from unconsolidated entities	4,972	3,836	—	8,808	819	9,627
Gain on sale of investments, net	11,633	—	—	11,633	—	11,633
Loss on derivative financial instruments, net	(10,398)	(7,258)	—	(17,656)	—	(17,656)
Foreign currency gain (loss), net	5,643	(389)	—	5,254	—	5,254
Other-than-temporary-impairment, net	(213)	(797)	—	(1,010)	—	(1,010)
Other income, net	53	657	—	710	—	710
Total other income	12,395	56,817	—	69,212	77,425	146,637
Income from continuing operations before income taxes	130,419	124,616	(1,882)	253,153	(442)	252,711
Income tax provision	(526)	(9,371)	—	(9,897)	—	(9,897)
Income from continuing operations	129,893	115,245	(1,882)	243,256	(442)	242,814
Loss from discontinued operations, net of tax	—	—	(1,551)	(1,551)	—	(1,551)
Net income	129,893	115,245	(3,433)	241,705	(442)	241,263
Net income attributable to non-controlling interests	(3,236)	—	—	(3,236)	442	(2,794)
Net income attributable to Starwood Property Trust, Inc.	$126,657	$115,245	$(3,433)	$238,469	$—	$238,469

Reconciliation of Net Income to Core Earnings

For the six months ended June 30, 2014

(Amounts in thousands except per share data)

	Real Estate Investment Lending	LNR	Single Family Residential	Total
Net income attributable to Starwood Property Trust, Inc.	$126,657	$115,245	$(3,433)	$238,469
Add / (Deduct):
Non-cash equity compensation expense	14,731	—	—	14,731
Management incentive fee	7,148	4,075	—	11,223
Change in Control Plan	—	1,279	—	1,279
Depreciation and amortization	—	1,070	1,540	2,610
Loan loss allowance	358	—	—	358
Interest income adjustment for securities	(1,350)	5,854	—	4,504
Other non-cash items	—	250	—	250
(Gains) / losses on:
Loans held-for-sale	—	(3,116)	—	(3,116)
Securities	(1,053)	(39,114)	—	(40,167)
Derivatives	(180)	3,325	—	3,145
Foreign currency	4,072	—	—	4,072
Earnings from unconsolidated entities	—	(593)	—	(593)
Core Earnings	$150,383	$88,275	$(1,893)	$236,765
Core Earnings per Weighted Average Diluted Share	$0.70	$0.42	$(0.01)	$1.11

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of June 30, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Subtotal	LNR VIEs	Total
Assets:
Cash and cash equivalents	$382,285	$136,148	$518,433	$194	$518,627
Restricted cash	34,324	10,237	44,561	—	44,561
Loans held-for-investment, net	4,881,439	4,415	4,885,854	—	4,885,854
Loans held-for-sale	8,750	145,662	154,412	—	154,412
Loans transferred as secured borrowings	142,867	—	142,867	—	142,867
Investment securities	733,876	638,069	1,371,945	(469,521)	902,424
Intangible assets—servicing rights	—	224,676	224,676	(67,830)	156,846
Investment in unconsolidated entities	52,541	68,644	121,185	(2,564)	118,621
Goodwill	—	140,437	140,437	—	140,437
Derivative assets	2,321	2,360	4,681	—	4,681
Accrued interest receivable	36,904	579	37,483	—	37,483
Other assets	80,279	86,432	166,711	(1,179)	165,532
VIE assets, at fair value	—	—	—	114,091,158	114,091,158
Total Assets	$6,355,586	$1,457,659	$7,813,245	$113,550,258	$121,363,503
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$50,540	$89,904	$140,444	$365	$140,809
Related-party payable	19,784	4,691	24,475	—	24,475
Dividends payable	108,012	—	108,012	—	108,012
Derivative liabilities	25,019	1,275	26,294	—	26,294
Secured financing agreements, net	2,465,699	95,568	2,561,267	—	2,561,267
Convertible senior notes, net	1,003,847	—	1,003,847	—	1,003,847
Secured borrowings on transferred loans	142,815	—	142,815	—	142,815
VIE liabilities, at fair value	—	—	—	113,541,151	113,541,151
Total Liabilities	3,815,716	191,438	4,007,154	113,541,516	117,548,670
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	2,232	—	2,232	—	2,232
Additional paid-in capital	2,417,704	1,366,871	3,784,575	—	3,784,575
Treasury stock	(10,642)	—	(10,642)	—	(10,642)
Accumulated other comprehensive income	65,712	9,250	74,962	—	74,962
Retained earnings (deficit)	60,214	(109,900)	(49,686)	—	(49,686)
Total Starwood Property Trust, Inc. Stockholders’ Equity	2,535,220	1,266,221	3,801,441	—	3,801,441
Non-controlling interests in consolidated subsidiaries	4,650	—	4,650	8,742	13,392
Total Equity	2,539,870	1,266,221	3,806,091	8,742	3,814,833
Total Liabilities and Equity	$6,355,586	$1,457,659	$7,813,245	$113,550,258	$121,363,503

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com